EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact Information

Susan Eich

612-851-6205

susan.eich@softbrands.com

SOFTBRANDS’ CHIEF FINANCIAL OFFICER TO DEPART

Minneapolis, Minn. — March 1, 2006 — SoftBrands, Inc. (AMEX: SBN) said today that it has initiated a process to identify a new chief financial officer. David Latzke, the company’s current senior vice president and chief financial officer, will be leaving the company.  SoftBrands intends to select and announce a successor to Latzke as soon as possible. Latzke will remain with SoftBrands for several months to ensure a smooth transition process, terminating his position by June 30, 2006.

Randy Tofteland, SoftBrands’ President and Chief Executive Officer, said “Dave has made a significant contribution to SoftBrands, especially in the past four years as we navigated through complex financial issues.  We wish Dave the best as he pursues new opportunities.”

“It has been my honor and privilege to serve as chief financial officer for the past 12 years,” said Latzke. “I am very proud of what we have been able to accomplish, especially over the past four years.  Today SoftBrands is a revitalized public company, is financially strong and is trading on a national exchange. The time is right for me to move on to the next step in my career.”

Latzke joined the company in April 1993; he became the company’s chief financial officer in early 1994.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has more than 600 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.